Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Andrew Batinovich, President and Ceo
Stephen R. Saul, Executive Vice President and CFO
Phone: 650.343.9300 Fax: 650.343.7438
www.glenborough.com - shareholderservices@glenborough.com

GLENBOROUGH APPOINTS KEITH LOCKER TO ITS BOARD OF DIRECTORS

SAN MATEO, CALIFORNIA, May 10, 2005 — Glenborough Realty Trust (NYSE: GLB, GLB PrA) today announced the appointment of Keith Locker to its board of directors, increasing the board to seven members.

“Keith’s extensive background and experience in real estate, capital markets and strategic planning will be especially valuable as Glenborough continues its growth and expansion within the national office real estate market. We are delighted that Keith has agreed to serve on our board and look forward to his contributions and counsel,” said Andrew Batinovich, President and CEO of Glenborough Realty Trust.

Mr. Locker is President of Inlet Capital, LLC. In addition, Mr. Locker is President of Global Capital Resources, LLC and President of GCR Advisors Inc. Mr. Locker’s responsibilities include overseeing all real estate capital markets activities on behalf of the NYLIM-GCR Fund, L.P., a real estate mezzanine fund. Mr. Locker was previously a Managing Director in the Real Estate Investment Banking Group at Deutsche Bank Securities, Inc. His responsibilities included managing the Western Region, and acting as Senior Banker to Real Estate, Opportunity Fund and REIT clients. Prior to joining Deutsche Bank in 2000, Mr. Locker was Senior Managing Director, Real Estate Investment Banking, at Bear, Stearns & Co. Inc., and was an associate account officer at the Bank of Montreal. Over the last 10 years, he has completed over $30 billion in real estate capital market transactions.

400 South El Camino Real • San Mateo, California 94402 – 1708

www.glenborough.com

Mr. Locker earned a B.S.B.A. from Boston University School of Management in 1983 and an MBA from the Wharton School in 1988. He completed the NASD Series 7, 24 and 63 exams and is a licensed Real Estate Broker. Mr. Locker is a Trustee of the National Jewish Center, member of NAREIT, Urban Land Institute, International Council of Shopping Centers, Wharton Real Estate Center, the Fisher Center for Real Estate and numerous philanthropic and community organizations.

Glenborough is a REIT which is focused on owning high quality, multi-tenant office properties concentrated in Washington D.C., Southern California, Boston, Northern New Jersey, and Northern California. The Company has a portfolio of 61 properties encompassing approximately 11 million square feet as of March 31, 2005.

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400 South El Camino Real • San Mateo, California 94402 – 1708

www.glenborough.com